EXHIBIT 99.1


May 11, 2009


Dear Shareholder:

I am pleased to report to you the continued success of your company, Tri-County Financial Corporation, and its subsidiary, Community Bank of Tri-County, for the year ended December 31, 2008. For the year ended December 31, 2008, the Company grew by 17.8% to $716,684,910 in total assets. The significant growth in total assets during 2008 helped mitigate the impact of the rapid decline of interest rates by the Federal Reserve. Net income decreased to $3,815,332 compared to $5,105,635 for 2007; for a net reduction of 25.3%. Correspondingly, diluted earnings per share decreased in 2008 to $1.29 compared to $1.92 in the previous year.

The impact of a significant and global economic decline that occurred during this period has been felt in every household in our nation. Our community has, to some extent, been spared the worst of this recession. As with most challenges, there arise opportunities for strong institutions such as Community Bank. We entered the recession with a very strong capital position and safe and sound earning assets and operations. As the depth of the crisis unfolded, Congress approved the Emergency Economic Stabilization Act that created opportunities to raise capital for financial institutions. Your Board and management thoroughly reviewed the value of participation and with the recommendation of our regulator, concluded that the opportunities for the Bank were compelling enough to pursue. Adding over $15 million of new capital to our existing base, the Bank was in a position to support the credit and deposit demands of its market. The continued growth of the Bank was facilitated by our knowledge that sufficient capital was on hand while other banks were retreating from our market. The growth achieved was organic and captured relationships with customers previously serviced by large regional and national banks.

Over the last year, we completed two major capital projects. The first was the opening of our tenth branch in Lusby in Calvert County and second, we moved into our new regional office in Leonardtown. Both of the projects were well received in our community. With our ongoing development of the Bank's "Culture of Excellence" program for sales and service, we are increasingly successful in acquiring new customers. According to the most recently released FDIC statistics, Community Bank maintains third place in deposit market share in Southern Maryland among all of our banking competitors.

While the duration of this economic crisis is yet undefined, we are cautiously optimistic that much of the free fall in housing prices has halted and buyers are returning to the market. The combination of lower pricing and interest rate levels has improved the housing affordability index. The multiplier effect of housing should assist the recovery process over time.

During this crisis, your Board and management have worked assiduously to safely navigate the Company through constantly changing events that have challenged and tested the strength of many institutions. I am confident that community banking has redefined its role in the financial landscape of America and will help lead us out of the crisis. With your continued support, we look forward to seeking the opportunities that will surely be discovered along the way.


Yours truly,

/s/ Michael L. Middleton

Michael L. Middleton
Chairman of the Board